STATE OF DELAWARE
CERTIFICATE OF LIMITED PARTNERSHIP DOMESTICATION

The Undersigned, desiring to domesticate a non-United States limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17 (the "Act"), Section 17-215, does hereby certify as follows:

First: The date on which and jurisdiction where the non-United States limited partnership was first formed was March 7, 2003, in the British Overseas Territory of the Cayman Islands.

Second: The name of the non-United States limited partnership immediately prior to the filing of this certificate was The Endowment Fund, L.P.

Third: The name of the limited partnership as set forth in the certificate of limited partnership filed in accordance with subsection (b) of Section 17-215 of the Act is The Endowment Master Fund, L.P.

Fourth: The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the non-United States limited partnership, or other equivalent thereto under applicable law, immediately prior to the filing of this certificate, was the British Overseas Territory of the Cayman Islands.

In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership Domestication as of March 21, 2003.
General Partner:

The Endowment Fund GP, L.P.

By:The Endowment Fund Management, LLC, its general partner
By: /S/ A. HAAG SHERMAN A. Haag Sherman, Manager